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                                 PROMISSORY NOTE

$8,391,000                                                          July 2, 2001


FOR VALUE RECEIVED, Stephens Investment Partners 2001B LLC, an Arkansas limited liability company (referred to herein as "Maker"), promises to pay to the order of Stephens Holding Company, an Arkansas corporation (referred to herein as "Holder"), in lawful money of the United States of America, the principal sum of up to Eight Million Three Hundred Ninety-One Thousand Dollars ($8,391,000), or so much thereof that may be disbursed from time to time pursuant to the terms hereof, with interest on each outstanding advance from date of disbursement until paid at a rate determined for each calendar month equal to the greater of
(i) the applicable federal rate (for annual compounding) as determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, for the calendar month in which such advance is made or (ii) the average effective rate for federal funds ("Fed Funds") during the calendar month for which the calculation is made, as reported on Bloomberg's index "FEDL01" (or a similar reporting of the Fed Funds effective rate if this index is not available) less 25 basis points. If not paid, interest shall be compounded annually.

The principal of this Note shall be disbursed to the Maker at such times and in such amounts as Maker may request.

Principal and accrued interest shall be due July 1, 2004.

The Maker may prepay this Note, in whole or in part, at any time without penalty or premium. All payments shall, when received, be credited to sums due and owing in the following order (i) accrued and unpaid interest then, (ii) principal in the order which advances of principal were made.

Maker hereby pledges, assigns, and hypothecates all of Maker's right, title, and interest in all of its assets (collectively, the "Collateral") and hereby grants to Holder a first lien on, and first priority security interest in, the Collateral and in all proceeds, profits, and income thereof and rights with respect thereto, as collateral security for all liabilities of Maker to Holder whether now existing or hereafter arising at any time between the date hereof and satisfaction of the lien of this instrument, and whether arising under this Note or any renewals, extensions, or modifications thereof, and all judgments, decrees, awards, or orders in connection therewith. Holder is authorized to file financing statements and amendments and continuations thereof with respect to the Collateral.

An "Event of Default" shall be deemed to have occurred under this Note if:

(a) The Maker shall fail to pay fully and punctually any sum hereunder when due;

(b) The Maker shall file a voluntary petition under any bankruptcy or insolvency laws consenting to voluntary or involuntary adjudication in bankruptcy or insolvency or requesting or consenting to an order for relief, or consenting to reorganization, or shall be adjudged a bankrupt or insolvent or shall have an order for relief entered against them in any bankruptcy or insolvency proceedings, or shall make an assignment for the benefit of creditors, or if a receiver or trustee shall be appointed for any substantial portion of their assets, or if they shall generally become unable to or shall fail to pay their debts as such come due;

(c) The Maker violates, breaches or otherwise fails to fully perform each and every term, condition, covenant and agreement of the Pledge, or an event of default occurs under the Pledge; or

(d) Any event occurs which could result in a default under, or acceleration of, any other indebtedness of the Maker to any person or entity.
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In case an Event of Default shall occur, (i) this Note may be declared due and payable in full by the Holder without notice to the undersigned in which event this Note shall be and become immediately due and payable in full, provided, however, in the case of an Event of Default under paragraph (b) above, this Note shall become immediately due and payable in full without any notice or action by the Holder hereof and (ii) the Holder of this Note may avail itself of any remedies provided for under the Pledge or at law or in equity and may take actions or proceedings at law or in equity which the Holder deems advisable to collect and enforce payment of all amounts then due upon this Note and the Pledge, whether by reason of maturity of such amounts or acceleration thereof pursuant thereto. In the event this Note, or any part hereof, is placed in the hands of an attorney for collection, then the undersigned agrees to pay all expenses and costs of collection, including reasonable attorneys' fees, which expenses, costs and fees shall be due regardless of whether any suit to enforce or collect is filed by the Holder.

The Maker and all sureties or endorsers and guarantors of this Note waive all notices, demands for payment, presentations for payment, notices of intention to accelerate maturity, protests and notices of protest as to this Note, and each consents that the Holder may at any time, and from time to time, upon request of or by agreement with any of such parties, extend the time of payment of all or any part of this Note before, at, or after maturity.

The remedies of the Holder, as provided in this Note, shall be cumulative and concurrent and may be pursued separately, successively, or together as often as occasion therefor shall arise, at the sole discretion of the Holder hereof until all sums due hereunder have been paid in full. The acceptance by the Holder hereof of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release, or extinguish any remedy of the Holder hereof or the rights of the Holder hereof to exercise the foregoing option or any other option granted to the Holder, at that time or at any subsequent time, or nullify any prior exercise of any such option, or (ii) impair, reduce, release, extinguish or adversely affect the obligations of any party liable under such documents as originally provided therein.

This Note shall be construed in accordance with and governed by the laws of Arkansas.

                                     Stephens Investment Partners 2001B LLC

                                     By:  /s/ Mark C. Doramus
                                        ----------------------------------------
                                             Manager